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Metropolitan Life Insurance Company
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

JOHN R. MURPHY
Associate General Counsel
Tel 212 578-3096


December 7, 2007

Re:   MetLife Insurance Company of Connecticut
      File No. 333-
      Registered Fixed Account Option

Dear Sirs:

In my capacity as Associate General Counsel of Metropolitan Life Insurance Company, I am rendering the following opinion in connection with the merger of MetLife Life and Annuity Company of Connecticut into MetLife Insurance Company of Connecticut (the "Company") and the related filing with the Securities and Exchange Commission of the registration statement on Form S-1 (File No. 333-______) under the Securities Act of 1933, as amended. The Registration Statement is being filed with respect to a certain fixed account option available with annuity contracts (the "Contracts") issued by MetLife Insurance Company of Connecticut. MetLife Insurance Company of Connecticut is a wholly-owned subsidiary of MetLife, Inc. and an affiliate of Metropolitan Life Insurance Company.

I have made such examination of law and examined such reports of MetLife Insurance Company of Connecticut and other documents as in my judgment are necessary or appropriate to render the opinion expressed below. In my opinion:

1. MetLife Insurance Company of Connecticut is a corporation validly existing and in good standing under the laws of the State of Connecticut.

2. The offer and sale by MetLife Insurance Company of Connecticut of the Contracts have been duly authorized and each Contract, when delivered and when the first purchase payment thereunder is made, all in accordance with the prospectus ("Prospectus") included in the Registration Statement and in compliance with the applicable local law, will be a legal and binding obligation of MetLife Insurance Company of Connecticut in accordance with its terms. Owners of Contracts, as such, will not be subject to any deductions and charges by MetLife Insurance Company of Connecticut other than those described or referred to in the Prospectus.

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I hereby consent to the use of this opinion as Exhibit 5 to the Registration
Statement.

Respectfully submitted,

/s/ John R. Murphy
John R. Murphy
Associate General Counsel